UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 3, 2007

Osteologix, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

333-112754 (Commission File Number)	32-0104570 (IRS Employer Identification No.)

425 Market Street
Suite 2230
San Francisco, CA 94105

(Address of principal executive offices and zip code)

(415) 955-2700

(Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors, Appointment of Principal Officers.

On August 3, 2007, Dr. Stephan Christgau, Chief Operating Officer, notified Osteologix, Inc. (“the Company”) of his intention to resign from his position with the Company effective September 7, 2007 to accept a position in the venture capital industry in Denmark. It is planned that the Company and Dr. Christgau will enter into an agreement whereby Dr. Christgau will continue to act as a consultant with the Company through the end of 2007. No agreement reflecting this understanding has been finalized.

There were no disagreements between Dr. Christgau and the Company on any matter relating to the Company’s operations, policies or practices, which resulted in his resignation. Management of the Company and the Board of Directors are currently evaluating different options for the future structure of the Chief Operating Officer’s responsibilities following the departure of Dr. Christgau.

Item 8.01 Other Events

On August 7, 2007, the final patient visit (Last Patient Last Visit) in the Company’s phase II clinical trial of NB S101, an investigational drug for osteoporosis, was completed. Pursuant to the study protocol, following this visit an analysis of all data collected from patients during the trial will be performed prior to unblinding the trial’s five treatment arms and learning the results of the study. As of the date of this filing, the study remains fully blinded. It is planned that Dr. Christgau will continue to oversee the clinical trial, data collection and verification process through the unblinding of the study, which the Company expects to occur in the fourth quarter of 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSTEOLOGIX, INC.

By: /s/ Matthew M. Loar Name: Matthew M. Loar Title: Chief Financial Officer

Dated: August 9, 2007